UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2016

VERIFONE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-32465

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

04-3692546
(IRS Employer Identification No.)

88 West Plumeria Drive
San Jose, CA 95134
(Address of principal executive offices, including zip code)

408-232-7800
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Explanatory Note
This Form 8-K/A is being filed as an amendment to the Current Report on Form 8-K filed by Verifone Systems, Inc. (the “Company” or “Verifone”) under Item 5.02 on June 21, 2016 (the “Original Form 8-K”). Verifone is filing this Amendment No. 1 solely for the purpose of refiling Exhibit 10.1 to the Original Form 8-K to correct a clerical error in Section 3, Non-Change in Control Severance Benefits and correcting the related description of the Non-Change in Control Severance Benefits in the Original Form 8-K.

(e) Adoption of Executive Severance Plan

On June 15, 2016, the Compensation Committee (the “Committee”) of the Board of Directors of Verifone approved and the Company adopted an Executive Severance Plan (the “Plan”) which will be effective as of September 19, 2016 (the “Effective Date”), upon the expiration of the prior Executive Severance Policy approved by the Committee and adopted by the Company on September 19, 2013. The new Plan will apply to Marc Rothman (Executive Vice President and Chief Financial Officer), Albert Liu (Executive Vice President, Corporate Development and General Counsel), Glen Robson (Executive Vice President, Terminal Solutions) and Vincent D’Agostino (Executive Vice President, Verifone Services), as well as other executives of the Company as approved by the Committee. The Plan will also apply in part to the Company’s Chief Executive Officer, Paul Galant, but only with respect to the treatment of Mr. Galant’s Performance-Based Equity Awards (as defined in the Plan) in connection with a Change in Control (as defined in the Plan). Mr. Galant’s other severance arrangements will continue to be governed by the terms of his employment offer letter, as set forth in Exhibit 10.1 to the Form 8-K filed by the Company on September 23, 2013. The Plan shall terminate on October 31, 2020 (the “Termination Date”), subject to an extension of up to one year following a Change in Control if such Change in Control occurs less than one year prior to the Termination Date.

Non-Change in Control Severance Benefits

Under the terms of the Plan, during a period of time that is not a period beginning 3 months prior to and extending 12 months after a Change of Control (a "CIC Termination Period"), in the event of a termination of the participant’s employment by the Company other than for Cause or by the participant for Good Reason (in each case, as defined in the Plan), the participant will be entitled to (i) a lump sum cash payment equal to 12 months’ base salary; and (ii) 12 months’ medical, dental, vision and life insurance benefit continuation/COBRA coverage, subject to certain exceptions (“Benefits Continuation Coverage”), each as described in the Plan.

Change in Control Severance Benefits
In the event of a Change in Control, each outstanding Performance-Based Equity Award held by a participant that was granted after the Effective Date will be deemed earned at the actual performance level as of the date of the Change in Control with respect to all open performance periods. As specified in the Plan, a pro rata portion of the earned award based on the number of days elapsed from the beginning of the performance period to the Change in Control will be payable upon the Change in Control, and the remainder of the award will continue to be subject to time-based vesting following the Change in Control in accordance with the original performance period.
In the event of a termination of a participant’s employment during a CIC Termination Period, by the Company other than for Cause or by the participant for Good Reason, the participant will be entitled to (i) a lump sum cash payment equal to 12 months’ base salary; (ii) a lump sum cash payment equal to the participant's actual annual cash bonus earned for the year immediately preceding the year in which his or her termination occurs; and (iii) Benefits Continuation Coverage, all as described in the Plan. In addition, any unvested equity-based awards held by the participant will vest in full.
All payments and other benefits under the Plan are subject to the participant’s granting of a release and compliance with certain non-competition, non-solicitation and non-disparagement covenants.
The payments and other benefits under the Plan are not duplicative of benefits under other policies and agreements and in the event of a duplication or conflicting benefit, the participant will receive the more favorable of the two provisions.
The foregoing is qualified in its entirety by reference to the full text of the Plan, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1    Executive Severance Plan, effective as of September 19, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERIFONE SYSTEMS, INC.

Date: June 21, 2016	By: /s/ Albert Liu Name: Albert Liu Title: Executive Vice President, Corporate Development and General Counsel